                               EXHIBIT 10.24



                           PROPERTY REVALUATION


                           ARTICLES OF AGREEMENT


                           FOR ALLEGHENY COUNTY,


                               PENNSYLVANIA












                                Submitted By:

                           Sabre Systems and Service
                         A Subsidiary of Manatron, Inc.
                              9111 Springboro Pike
                             Miamisburg, Ohio 45342

PROPERTY REVALUATION AGREEMENT - ALLEGHENY COUNTY, PENNSYLVANIA
                                                             MANATRON, INC.




                             TABLE OF CONTENTS



                                                                       PAGE

ARTICLES OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . .    1
   I.   Property Revaluation Plan. . . . . . . . . . . . . . . . . . .    2
        A.   Approach -- An Overview . . . . . . . . . . . . . . . . .    2
        B.   Time Line . . . . . . . . . . . . . . . . . . . . . . . .    5
        C.   Organization. . . . . . . . . . . . . . . . . . . . . . .    7
        D.   Staffing. . . . . . . . . . . . . . . . . . . . . . . . .    9
        E.   Implementation. . . . . . . . . . . . . . . . . . . . . .   10
  II.   Company Responsibilities . . . . . . . . . . . . . . . . . . .   45
        A.   Staffing. . . . . . . . . . . . . . . . . . . . . . . . .   45
        B.   Forms . . . . . . . . . . . . . . . . . . . . . . . . . .   45
        C.   Insurance . . . . . . . . . . . . . . . . . . . . . . . .   45
        D.   Postage . . . . . . . . . . . . . . . . . . . . . . . . .   45
        E.   Parcel Reconciliation . . . . . . . . . . . . . . . . . .   46
 III.   Board and County Responsibilities. . . . . . . . . . . . . . .   46
        A.   Office Space, Furnishings, Equipment, Maintenance
             Utilities Expense . . . . . . . . . . . . . . . . . . . .   46
        B.   Tax Maps. . . . . . . . . . . . . . . . . . . . . . . . .   46
        C.   Forms . . . . . . . . . . . . . . . . . . . . . . . . . .   46
        D.   Computer Services . . . . . . . . . . . . . . . . . . . .   47
        E.   Existing Files/Records. . . . . . . . . . . . . . . . . .   47
        F.   Abatement/Exemption . . . . . . . . . . . . . . . . . . .   47
        G.   Sales Information . . . . . . . . . . . . . . . . . . . .   48
        H.   Current Information . . . . . . . . . . . . . . . . . . .   48
        I.   Splits and Combinations . . . . . . . . . . . . . . . . .   48
        J.   Tax Administration Files. . . . . . . . . . . . . . . . .   48
  IV.   General Provisions . . . . . . . . . . . . . . . . . . . . . .   48
SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

                           ARTICLES OF AGREEMENT


THIS AGREEMENT, effective as of the 20th day of May, 1998, is by and between the BOARD OF PROPERTY ASSESSMENT, APPEALS, REVIEW AND REGISTRY (P.A.A.R.R.) of the County of Allegheny, Pennsylvania, an independent entity constituted pursuant to the Pennsylvania Second Class County Code, hereinafter referred to as the BOARD;

AND

The COUNTY OF ALLEGHENY, a political subdivision of the Commonwealth of Pennsylvania, hereinafter referred to as the COUNTY;

AND

MANATRON, INC., a corporation organized and existing pursuant to the laws of the State of Michigan, hereinafter referred to as the COMPANY.


                                WITNESSETH

WHEREAS, the Company has received, reviewed, and understands fully the nature and implications of the Request for Proposal for property revaluation and assessment administration for Allegheny County, Specification 2822, hereinafter referred to as the RFP which is Exhibit A; and

WHEREAS, the Company, pursuant to the letter from Melvin J. Trumble, Senior Vice President, Real Estate Operations, of Sabre Systems and Service, a Subsidiary of Manatron, Inc., submitted the response of the Company to the RFP, hereinafter referred to as the SUBMISSION; and

WHEREAS, the parties have each had numerous discussions with respect to the range of services to be provided by the Company and the compensation, therefore, to be paid to the Company by the County; and

WHEREAS, the Company does hereby represent and warrant to the Board that it is skillful, experienced, and competent with respect to the provision of the services described below and that it is capable, both financially and operationally, of performing said services in accordance with the terms hereof while recognizing the importance of the timely and competent provision of those services to the Board and to the public; and

WHEREAS, the parties in order to comply with the Orders of Court of R. Stanton Wettick, Jr. in the case of Miller v. The Board of Property Assessment, Appeals and Review et. al., GD96-7312 said Orders having been issued on April 18, 1997, May 22, 1997 and January 15, 1998, do hereby enter into the following Agreement.
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WHEREAS, all inquiries of the Company to the Board have been responsively answered to the satisfaction of the Company, and the Company represents that it fully and completely understands the critical nature of the timely, complete and competent performance by the Company of the services herein below described;

NOW, THEREFORE, in consideration of the covenants herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:


I.   PROPERTY REVALUATION PLAN

     A.   APPROACH -- AN OVERVIEW

          1. STEP I: SYSTEM INSTALLATION. Since and expanded CAMA system shall be necessary in order for the Company to properly value property, the Company shall install its CAMA system, subject to approval of the Board, at the beginning of the revaluation project so that the data gathered in the field effort may be inventoried and edited as the property data base is expanded.

               The data base is refined through the field effort, with the new data being loaded into a new computer system installed in the Company's offices which shall be used for the valuation process. The system's capabilities shall include software capable of providing new values based on the updated data base and sufficient in terms of capacity to allow access by both the public and for internal use. The approaches to value shall include the cost, market, and income. Subject properties shall be checked in field to ensure that the new values are statistically within established tolerances as set by the State and International Association of Assessing Officers (IAAO) standards.

               Regardless of the approaches utilized, the final values shall be subject to a sales ratio study summarized by the property type and assigned neighborhood. The sales ratio shall determine and generate a coefficient of dispersion
               (COD) for each neighborhood that shall meet the following criteria:

               - Residential parcels shall have a COD less than .15.

               - Commercial parcels shall have a COD less than .20.

               - Industrial parcels shall have a COD less than .20.

               - Agricultural parcels shall have a COD less than .20.

               - Exempt parcels shall have a COD less than .20.

               - Vacant parcels shall have a COD less than .30.

          2. STEP II: DATA COLLECTION. The property characteristic information on the County computer needs to be reviewed on a property by property basis for all classes of properties. There are two (2) challenges which shall be addressed:

               - Existing information is incorrect due to alterations on
                 the properties over the years through wear and tear, as well as remodeling.

              - To achieve the results desired in the assessment climate of the nineties, the data base needs to be enhanced with the addition of several property characteristics. Items such as square footage need to be picked up through the measuring of the property, as well as other interior information such as basement, number of rooms, heating, etc., which need to be added to the data base.

               The work plan requires the clerical staff to route the property record cards into a logical street order. The Company shall then put crews of people in the field under supervision to contact property owners and ask the questions necessary to collect and compile the desired information on the approved property record card. There shall be interior observations in residential/agricultural properties and interior observations necessary in the refinement of the commercial/industrial data base as required by the terms of this Agreement.

               Since the total revaluation effort is going to be under public scrutiny and the data base, therefore, shall need to be accurate so as to provide defensible values for the taxpayers, as well as conform to State statistical requirements, an expansion, verification, and audit of the County's property characteristic data base is necessary in order to properly value and equalize assessments across the board and then adequately defend the value to the taxpayer.

               A mailing to each residential taxpayer, which contains the main characteristics of their dwelling, shall be made in accordance with the terms of this Agreement. Provisions shall be made for the taxpayer to review the mailer, correct it if necessary, and return it to the Company for entry into the data base. The activity, as well as the contents of the mailer itself, shall be approved by the Board before the data mailer is used.

          3. STEP. III. PROPERTY VALUE GENERATION AND REVIEW. Once the new data base has been entered into the new system, as stated previously, new values shall be generated through the CAMA system for all properties which shall need to be analyzed and field checked to ensure the values are accurate as required by this Agreement. This phase shall be accomplished by experienced appraisers hired by the Company. Any appraiser who is responsible for setting value shall have the CPE (Certified Property Evaluator) designation. This valuation phase shall be a combination of revisiting the properties in the field and statistical analysis in the office. The property owner shall not be contacted, except if the data base appears to be in error.

          4. STEP IV: REVALUATION IMPLEMENTATION. When the new values are completed, the Board shall decide when and how they should be released to the public. The Company anticipates at least a three (3) to four (4) year effort to complete the reappraisal effort. Using a method approved by the Board and at a time the Board approves, the Company shall mail to each property owner a "Notice to Property Owner" form outlining the valuation process, detailing the property's characteristics, and stating the property's assessed value. The Company shall ensure that the new values are ready for release in the year 2000, payable by the property owner in 2001. Prior to and during the implementation process, there shall be an in-depth public information program which outlines the goals of the revaluation, how and why it was completed, and what opportunities shall be available for the property owners to review these new assessments in accordance with the terms of this Agreement.

               The Company shall implement its programs through group meetings and telephone communications where the property owner obtains information by dialing a number and then accessing information by responding to questions by pushing the appropriate numbers on the dial pad. If the property owner still has questions concerning the program, they can stay on the line and talk with a "staff person" who shall direct them in their efforts to understand what to do. The Company shall arrange and conduct neighborhood group meetings at prearranged times with access to the computer by modem for improving property owner understanding. If the

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               property owner comes to the neighborhood meetings, their
               information can be printed off at the site and reviewed with an appraiser standing by for such a purpose.

          5. STEP V: ASSESSMENT SUPPORT. This assessment support process includes three (3) hearing levels for the property owner:

               - LEVEL 1. The Company shall provide an informal discussion opportunity where the property owner would make an appointment to come in and meet with an appraiser and review the data characteristics and valuation methods used to place a value on his/her property. These meetings shall be located at locations and times approved by the Board for the property owner. No value change shall occur at this informal discussion.

              - LEVEL 2. The Company shall assist in scheduling and participate in the formal appeals before the Board of Property Assessment.

              - LEVEL 3 is the property owner's right to a tax court appeal, and the Company shall provide defense of values in any cases appealed to the courts.

     B.   TIME LINE























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
                                   ALLEGHENY COUNTY, PENNSYLVANIA
                                      Revaluation Project Plan

                                       Start         6         12         18        24         30        36        42        48
                                                   months     months     months    months    months    months    months    months

Start Up

Clerical Preparation

Data Base Purification

Data Entry - Systems Implementation

Valuation

Implementation

Support of Values

Public Information Program

     C.   ORGANIZATION

                    The Company shall assemble a management team, a proposed depiction of which is graphically depicted in the following organizational chart:

                               OFFICE OF PROPERTY EQUALIZATION (OPE)

                                        Revaluation                               DAO - Company (Chairman)
                                      Steering Council                         Chairman / PAARR / or (Designee)
                                                                                   Chief Assessor - Board
                                                                               Revaluation Manager - Company

                                      Allegheny Operations
                                        Director (DAO)

      Public Relations                                                             Research and Technical
Coordinator / Administrative                                                        Assistance Manager /
         Assistant                                                                  Education Director

                                          Revaluation
                                            Manager


           Office                      Residential                  CAMA                    Commercial /
           Manager                     Agricultural               Operations                Industrial
                                          Manager                                             Manager

 Clerical     Data Entry        Data     Valuation   Technical                    Data      Valuation     Technical
  Staff         Staff        Collection               Support                  Collection                  Support

     D.   STAFFING

          Following is a list of Company personnel who shall be assigned to the Allegheny County revaluation project. Resumes of Company personnel associated with this project are available to the Board and County upon request to the Company. In addition, an outline of the Company's training program is located in Section III, B, 5, h of the Company's proposal. The Board shall be notified in writing of any changes in staffing throughout the term of this Agreement, and such changes shall be approved unless the Board notifies the Company in writing that the proposed change is not acceptable within ten (10) business days.

          The steering council, as indicated on the organizational chart, may be comprised of the following members:

          1.   Director of Allegheny Operations - Company (Chairman).

          2.   Chairman/P.A.A.R.R./County (or Designee).

          3.   Chief Assessor - Board.

          4.   Revaluation Manager - Company.

          Project management and coordination shall fall under the direction of Mr. Melvin J. Trumble, Senior Vice President, Real Estate Operations, who is responsible for the Company's appraisal projects execution. Mr. Trumble has been involved in the appraisal profession for over thirty (30) years and is considered one of the top experts in the industry.

          Mr. Trumble shall be supported by Mr. Daniel Muthard, Vice President of Midwest Appraisal Operations, and Mr. George Donatello, Director of Allegheny County Operations. Mr. Muthard has over twenty-one (21) years of experience in the execution of complex reappraisal projects. Mr. Donatello has over twenty-five
          (25) years of experience in the management of large reappraisal projects and is a past president of IAAO.

          - DIRECTOR OF ALLEGHENY COUNTY OPERATIONS. An individual with vast experience in all phases of assessment administration shall serve in this position. The director shall serve as chairman of the revaluation steering council and shall directly supervise all Company operations in Allegheny County. This person shall also be directly responsible for supervising and performing many of the public relations functions, maintaining quality control, and training.

          - REVALUATION MANAGER. The revaluation manager for the Allegheny County revaluation project shall be responsible for the day-to-day execution of the project and shall be the Company's on-site representative.

          - PUBLIC RELATIONS COORDINATOR/ADMINISTRATIVE ASSISTANT. A person experienced in revaluation public relations shall be responsible for the day-to-day coordination of all public relations phases of the project.

          - OFFICE MANAGER. The office manager shall be responsible for all clerical and data entry functions.

          - RESIDENTIAL/AGRICULTURAL MANAGER. The Res/Ag manager's duties include managing the data collection and valuation effort, including land valuation, neighborhood analysis, market modeling, and value review.

          - COMMERCIAL/INDUSTRIAL MANAGER. The Commercial/Industrial Manager's shall be responsible for the commercial and industrial portion of the project, including complex industrial property. He/her management duties shall include data collection, land valuation, neighborhood analysis, income modeling, and value review.

          - FIELD SUPERVISORS. The Company anticipates the relocation of three to five (3 - 5) field supervisors and appraisal personnel to Allegheny County in addition to the management staff.

          - DATA COLLECTION PERSONNEL. Data collection personnel shall be hired locally and trained in accordance with the training outline included with this Agreement. These people shall perform the majority of the residential, agricultural, and small commercial property data collection. For major commercial and industrial properties, Company personnel shall perform both the data collection and valuation processes.

          - CLERICAL AND DATA ENTRY PERSONNEL. Data entry personnel shall be hired locally and trained to perform manual clerical functions such as routing, quality control, data entry, etc.

     E.  IMPLEMENTATION

          1. OFFICE SETUP. The Company revaluation office shall operate separately from the Board assessment office.

               The office functions for the property revaluation project shall:

               - Organize existing public records relating to assessment into an order which allows analysis of available data and routes the cards into a geographical order, using County tax maps, which facilitates the field work by ensuring all field personnel are working in a systematic and orderly fashion which shall prevent properties from being overlooked.

               - Organize quality assurance procedures to ensure the property record cards are thoroughly completed with the desired data base which either needs to be corrected or collected initially; this is important when the work returns from the field.

               - Once the quality assurance steps have been completed, the data shall be encoded to the CAMA file using the existing parcel identifier (block and lot) as the key number to ensure that the data is inherent to the correct parcel. Encoding is ongoing since the CAMA file being created is dynamic and in a constant state of change as work from data base purification arrives back from the field, as well as the entry and tracking of new construction and other information required to keep current.

               A project the size of Allegheny County shall require an office staff of up to fifty (50) people at given times; however, by controlling the effort through timing functions to blend in with the overall operation of the assessment office, we can cross-train the staff as much as possible.

          2. The Company shall meet with the County's MBE/WBE Director and develop standards regarding hiring of minority and women employees prior to finalization of this Agreement.

          3. PUBLIC INFORMATION. The goal of the public information program is to educate and inform the public about the revaluation program and how it affects them. The Company shall coordinate with the Board in the development of a public information program. The Company shall identify the media representation that shall be involved from newspaper, radio, and television outlets in the area. After the meeting with these individuals, the Company shall provide them with an approved media kit that includes the following information:

               - An announcement story answering the questions why, how, what, and when.

               - A basic background sheet regarding the Company and the contact person for the project.

               - The reason and purpose for the property revaluation project and other valuable information.

               - Any additional information which the Board authorizes on behalf of the County.

               In addition to the media, the Company shall target other groups as well, including:

               -    Business and professional organizations.

               -    Community organizations.

               -    Chamber of Commerce.

               -    Civic groups.

               -    Senior citizens groups.

               -    Board and municipal offices.

               -    Consumer groups.

               -    Local school boards.

               -    Farm Bureau.

               -    Property owners.

               It is a vital part of this revaluation project to get the message out before final implementation of the project:

               Once a public relations team is in place, the following activities shall occur:

                - Public television channel - interview with qualified and articulate speakers.

                - Use of videotape or slides explaining the different appraisal phases and procedures taking place.

                - Radio interviews and discussions with the public. Question and answer type format.

                - Newspaper articles about the appraisal, what's taking place, what areas are being appraised by the week, etc.

                - Ongoing effort to address various clubs and groups about the appraisal, including the use of videos, slides, overheads, etc.

          4.   DATA BASE REFINEMENT:

                - DATA BASE DEFINITION. The refinement of the County's property data base begins with design and approval of the property record card (PRC). Certain portions of the PRC shall be designed for use by Company data collectors, clerical personnel, appraisers, and data processing personnel. The PRC shall serve a two-fold purpose:

                    -    The recording and processing of property data.

                    - To capture data variables formatted in such a way as to facilitate direct data entry of all significant data variables into a computer based file.

                    Therefore, the PRC serves the revaluation program and provides the basis for the Company's CAMA system.

                    The PRC contains all vital information affecting value, including, but not limited to:

                    -    Location of property.

                    -    Use classification(s).

                    -    Owner of record.

                    -    Source of title

                    -    Physical land characteristics (size, shape, etc.).

                    -    Breakdown by front feet, square feet, or acreage.

                    -    Unit of value by breakdown.

                    -    Public utilities available.

                    -    Public improvements/zoning regulations.

                    -    Measurements of physical improvements.

                    -    Interior construction details.

                    -    Exterior construction details.

                    -    Structure style.

                    -    Construction quality.

                    -    Age.

                    -    Condition.

                    -    Replacement value.

                    -    Depreciated values.

                    -    Fair market values.

                    -    Assessment value.

                - SALES DATA. The Company shall review all qualified sales that are provided by the Board, which occur during the years of 1996, 1997, 1998, and 1999. The sales shall be recorded by neighborhood and property classification and shall serve as the comparable sales data base to accommodate the application of the market approach to value. Property inventories shall be made for the sale properties as of the time of the sale.

                - SUPPORTING DATA. The general support data to be analyzed shall include cost data, lease data, economic data, and sales data.

                    The guidelines, which shall be developed from this analyzed data, shall include replacement cost schedules, economic rent schedules, income capitalization rates, comparative property sales units, unit land values, and gross income multipliers.

                - Cost Data. The Company shall obtain recent construction costs in the County and compile, classify, and document cost data to support the formulation of cost schedules.

                    The work to be performed by the Company in conjunction with the development and validation of the cost schedules shall include the following procedures, with the understanding that all are subject to approval by the Board.

                    Also, a determination of actual building-in-place construction costs occurring in the County from January 1, 1995, 1996 to January 1, 1998, shall be compiled. The data required for analysis shall be recorded on forms and shall include the following items:

                      -   Item number.

                      -   Parcel identification.

                      -   Property class.

                      -   Item description; i.e., construction type, etc.

                      -   Date of construction.

                      -   Reported actual cost and source of information.

                      -   Memoranda footnotes, remarks, etc.

                      - Average for various property class groupings, construction types, etc.

                      - A copy of a completed property record card showing the detailed description of the item, the replacement cost computations, and the detailed cost data available.

                    The construction cost analysis shall also serve as a basis for developing and validating yield to capital investment ratios essential to the income capitalization process.

                - Lease Data. The Company shall investigate current leases in the County and compile, classify, and document lease data to support the development of guidelines for estimating the net income potential of properties on the open market.

                    The Company shall request and attempt to collect specific lease data on leased property to be appraised with approval by the Board.

                    The data shall be collected and recorded on approved income and expense forms designed to accommodate different property classification groupings.

                    The income and expense forms information shall serve as a data base from which to select comparable rents and from which to extract, classify, and analyze general data required to develop stabilized income and expense guidelines for various representative property models.

                    In developing income and expense guidelines, the data obtained through specific income and expense disclosures and recorded leases shall be supplemented with general data obtained through the study and analysis of actual experience reported in national publications, as well as through interviews with local investors, property managers, real estate brokers, and appraisers. All data compiled shall be referenced to source and documented in support of the guidelines developed.

                - Economic data. The Company shall make an investigation of prevailing economic determinations and practices underlying local property transactions and compile, classify, and document data on interest rates, equity requirements, loan terms, holding periods, and investment yields sufficient enough to support the development and validation of income capitalization rates.

                    The source of the data shall be the local marketplace supplemented by trade publications and augmented by the experience and knowledge of Company analysts.

          5.   DATA COLLECTION/VERIFICATION:

                - RESIDENTIAL/AGRICULTURAL. Company data collectors shall visit each parcel to verify existing data, correct any deficiencies to the data, and supplement the data with other pertinent information that might
                    affect the value of the property.   This shall include
                    verification of existing information of the dwelling, garage, or other buildings on each lot and parcel. Story heights indicated, together with notations as to type of construction, shall be verified and recorded. Company data collectors shall inspect the exterior and ask to enter the property for an interior observation unless entry is refused by the property occupant. If the property owner or responsible adult is present during the data collection process, that person shall be requested to sign the data collection document to verify the Company's contact.

                - CALLBACK PROCEDURE. The Company shall develop a callback system to be approved by the Board for all residences visited where no one is home and the data is nonexistent or appears to be inaccurate. The Company shall make one (1) attempt for an observation of each property and, if no one is home, the data collector shall leave a callback card with an explanation of the Company's visit and asking the resident to call the Company's office within seventy-two (72) hours if they would like an interior inspection of their property. Otherwise, the Company shall use existing data supplemented by our observation and estimating data information. In addition, the Company shall leave at all properties a revaluation information card that explains the purpose and need for periodic revaluations and a short explanation of the procedures and methods being followed. The data collector shall record who the contact was, if any, and record the date and time of his/her visit and his/her initials.

                - DATA ENTRY AND DATA MAINTENANCE. After data collection is complete, the documents shall be returned to the office where the data shall be entered into the CAMA system.

                    The Company shall be responsible for all data entry, including data maintenance, final value conclusion, and sales data.

                - PHOTO IMAGING. A digital full color photograph of all improved parcels shall be taken, compressed, and linked to the parcel data bases; therefore, making it available, on demand, with each assessment record.

                - PARCEL INVENTORY MAILERS. Taxpayers can play an important role in monitoring the quality of data collection. Within one hundred twenty (120) days of completion of all residential and agricultural properties within a township, city, or borough, mailers shall be sent to the owner of each parcel of property in the residential and farm classifications. The mailer shall consist of selected property description information collected by the Company. A cover letter shall be sent explaining the purpose and content of the mailer, as well as the procedure whereby the property owner can contact the Company to correct discrepancies.

                    Mailers returned which require response due to data errors shall be acted on by the Company in order to resolve the data problems. Some problems may be handled in the office and others shall require a field check. The option on which response is necessary is at the discretion of the Company. Property owners shall be given notice that they have ten (10) days to arrange an appointment for an interior inspection of their property. The notice shall include that the inspection can be scheduled for Saturdays or evenings, excluding holidays.

                    The Board shall provide mailing addresses current as the last tax bill cycle in a format that allows merging to the CAMA file via the parcel number. The Company shall provide the data files for information that resides in the CAMA data base necessary for the Board to create the inventory mailer. The Board shall be responsible for the computer, labor, form, envelopes, and postage.

                    Suggested items for inclusion in the parcel inventory mailer are:

                    -  Parcel identification.

                    -  Property location.

                    -  Property size (land size).

                    -  Sale price.

                    -  Sale date.

                    -  Sale amount.

                    -  Utilities.

                    -  Street or road.

                    -  Building style.

                    -  Exterior wall material.

                    -  Basement type.

                    -  Heating type.

                    -  Central air conditioning.

                    -  Year built.

                    -  Number of rooms.

                    -  Number of bathrooms.

                    -  Number of fireplaces.

                    - Additional information which may be reasonable required by the Board.

                - FARM IMPROVEMENTS. The Company shall appraise all farm improvements throughout the County. Farm buildings shall have measurements verified and a pencil sketch shown on the PRC.

                    Outbuildings shall be numbered and shown in their relative location. Buildings shall be valued on the basis of their size, quality of construction, extra features, and use, with proper consideration being given to the value their presence adds to the value of the farm as a whole.

                -   OTHER PROPERTY IMPROVEMENTS DATA COLLECTION:

                    - Commercial Improvements. The data collection phase shall consist of gathering information about the buildings and land improvements of commercial properties in the County as is necessary to enable the Company to arrive at the true value of such properties by applying an integrated cost, market, and income approach to value.

                         All measurements and construction data shall be carefully reviewed and buildings recomputed with the depreciation adjusted where necessary to reflect the current physical and economic conditions. New rental information shall be obtained to assist in establishing economic value and provide a key for the value of land on which the building is located. To assist the Company in gathering economic data, the Company shall design and produce an auxiliary source document (ASD) to be used for recording specific income and expense data for commercial and industrial classed income-producing properties.

                         The ASD shall accommodate apartments, offices, and shopping centers and a more generalized form to accommodate general mercantile, warehouse, and service type commercial and industrial properties. Each of the forms shall include a comprehensive itemization of rental income and operating expense, along with supplementary information pertaining to lease terms, vacancy and credit loss, net rentable or gross leasable areas, and more detailed rent rolls.

                         In addition to providing the specific property data required in the application of the income approach to value, the forms shall also serve to provide a data base for income and expense analysis and stabilization guidelines developed in the data research and analysis phase of this program.

                         To further enhance this income data, an income and expense form shall be developed and mailed to all major commercial property owners requesting additional information. This mailing shall be made under the Board's name at the expense of the County.

                         All income and expense disclosure forms designed in conjunction with this phase of the program shall be approved by the Board prior to use and submitted to the Board at completion of the program.

                    - Industrial Improvements. The data collection phase shall include a physical inspection of the properties and gathering of any/all data available that is pertinent to the appraisal of industrial real estate. The data collected shall include, but not be limited to, a physical description of property improvements, construction date (if known), design and current usage of the various sections of the facility, functional and economic factors affecting the true value of the property, income and market information, and use and condition of the land.

                         Three (3) approaches to value shall be considered in the appraisal of industrial properties. These are the cost, income, and market approaches. Before valuing the property by these three (3) approaches, a separate value for land shall be developed from a comparable analysis of recent land sales.

                         Major industrial and commercial properties shall be documented in the form of a bound report. Small, light facilities (e.g., small shops, warehouses, machine shops, and quarries) shall be documented on a PRC. The bound report shall include a detailed physical description of improvements, replacement costs of the facility, accrued depreciation, true value of improvements for the purpose for which they are being utilized, and a property layout plan. Depreciation shall be determined by utilizing the age, life, and market abstraction techniques to properly reflect physical, functional, and economic depreciation. The property layout plan shall include building improvements drawn to scale, identified, and shown in their proper locations.

                         Each bound report shall also include the following:

                         - Summary of improvements sheet detailing, by
                           individual item, story heights, square foot areas by floor level, replacement cost, depreciation, and true value.

                         - Total square foot area by floor level, total
                           replacement cost.

                         - Summary of land values sheets identifying
                           contiguous parcels utilized in conjunction with the industrial facility and detailing by parcel land usage, individual unit value, and individual appraised values.

                         - Summary of values sheets itemizing by parcel the
                           appraised land and improvement value of the contiguous parcels and total appraised value of the industrial facility.

                         - Cover sheet indicating the parcel identification,
                           property owner, and property occupant.

                         The bound reports shall be delivered to the Board in duplicate, along with an alphabetical and numerical index.

          6.   VALUATION METHODOLOGY:

                - VALUATION OF LAND. The Company shall supply the services of our qualified appraisers to establish land values in the County for all parcels to be appraised. All factors affecting the market value of lots and parcels, such as location, size and shape of parcel, topography, new developments, and other factors, shall be carefully considered in the final field inspection and review.

                    All land shall be appraised at its true value in money as of the taxable status date of the year in which the appraisal is made, including the appraisal of all unplatted land.

                    Standard depth tables shall be developed for platted residential and commercial land. Special table shall be developed for pricing triangular or odd shaped lots.
                    Land value maps shall be prepared for the entire County, and units set by the Company for each classification of property being appraised shall be entered on the maps and submitted to the Board upon completion.

                    The Company shall work on a Countywide basis in order to ensure uniform appraisal of farmlands throughout the County. All farm acreage shall be broken down and classified as to use such as tillable, permanent pasture, woodland, and wasteland. The Company shall consider location, type of soil, drainage, and other salient factors that affect market value in establishing acreage values.

                - ACTS 319 AND 515 VALUATION. The Company shall provide the services of qualified appraisers to establish land values in addition to market value reflecting Acts 319 and 515. The Board shall provide to the Company the current soil types for Act 319 values.

                    To determine the base value from the income approach, the Company shall do a complete study of farm rental information within the County, as well as commodity income studies such as corn, alfalfa, pasture, woodland type, etc. Income information used to determine net income and capitalization rates shall be based on information within the County so that they are as close to the actual economic conditions within the County as possible. The Act 319 value shall be based on the individual farm's capability to produce agricultural commodities.

                    The agricultural use market approach requires a complete farmland sales study of all properties that have sold in recent years. Sales must be classified according to use and must include only sales that have been made from farm use to farm use or woodland to woodland use.

                    All Act 515 properties shall reflect development restrictions and land values, in addition to market value.

                - NEIGHBORHOOD DELINEATION/PROFILES. During land valuation, the Company shall delineate neighborhoods that reflect a high degree of homogeneity in governmental, social, economic, and physical characteristics, usually, but not necessarily, outlined by boundaries, either natural or man-made, creating large areas of homogeneous groupings of properties providing the Board the ability to develop neighborhood profiles and unique neighborhood identification numbers which shall ultimately be recorded as a characteristics for each parcel situated therein. Neighborhood delineations shall be approved by the Board. The Company shall provide one (1) set of Board furnished tax maps identifying the neighborhoods as established by the Company.

                    A neighborhood may be defined as the immediate environment of a subject property which exerts a direct impact on its value.

                    The Company shall determine neighborhood delineations throughout the County and collect and record specific data for each neighborhood so delineated, providing a unique neighborhood profile, including, but not necessarily limited to, the following:

                    - Identification.

                    - Characteristics.

                    - Amenities.

                    - Restrictions.

                    The Company shall develop a characteristic profile indicating the following descriptions:

                    - Type.  Referring to a general description
                      classification such as single family, two family, multiple family, residential/apartments residential/commercial.

                    - Trend.  Referring to a position in the life cycle of
                      the area which is most characteristics such as declining, transitional, static, improving.

                    - Desirability.  Referring to the composite judgment of
                      overall desirability based on amenities arising from the location.

                    - Location.  Referring to the specific area in the County
                      such as inner-city, urban, suburban, village, rural.

                    - Amenities such as acceptability in terms of distance to
                      such things as regional and community shopping centers, expressway interchanges, central business districts, schools, etc.

                    - Stratification of residential property value ranges and
                      quality grade factors.

                - RESIDENTIAL IMPROVEMENTS VALUATION. A field review of each residential property shall be made by Company appraisers upon completion of the computations. This field inspection and review shall be made block-by-block to eliminate errors in data entry, judgments, and computations, which might have occurred, and to determine the general quality and grade of construction, together with the condition, desirability, and usefulness of each building. In arriving at a final value estimate, the Company shall use the market approach to value on all properties appraised within the County, integrated with the cost and income approaches to value, as they are applicable.

                - FARM IMPROVEMENTS VALUATION. The Company shall appraise all farm improvements throughout the County. Dwellings shall be valued in the same manner as residential property. Buildings shall be valued on the basis of their size, quality of construction, extra features, and use, with consideration being given to value their presence adds to the value of the farm as a whole.

                -   COMMERCIAL/INDUSTRIAL VALUATION:

                    - Integrated Approaches to Value.  In the commercial and
                      industrial property valuation phase, the Company proposes to use the integrated cost, market, and income approaches to value, with the cost approach used on all properties and correlated with the comparable sales and/or income approach whenever applicable.

                      - Estimate of land value based on the analysis of market data of comparable properties incorporating the proper adjustments for variable features or, in cases of insufficient sales, but known capital investments for improvements, the capitalization of the residual net income imputable to land.

                      - Estimate the replacement cost new for all improvements.

                      - Estimate of total accrued depreciation as a measure of effective age and estimated remaining economic life.

                      - Deterioration and normal obsolescence based upon observed condition relative to age for specific 15, 20, 30, 40, and 50 year life property improvements.

                      - Obsolescence as determined by the capitalization of potential net income of the subject property substantiated by the economic rent and operating expense experience of comparable properties and/or the loss of value indicated from recent leases of comparable properties.

                    - Specification Application.  Correlation of the cost
                      approach with the comparable sales approach based on the analysis of selling prices as compared to projected economic gross rents as translated into gross rent multipliers applicable to types of properties for which a sufficient number of sales are available.

                      - The smaller multifamily residential properties (twenty units or less).

                      - The smaller general commercial properties ($100,000 or less).

          Correlation of the cost approach, with the capitalization of estimated economic net income applicable to properties generally associated with real estate investment market or properties for which a sufficient number of economic rents are available:

                     -   The large multifamily residential complexes.

                     - Multipurpose and single purpose commercial and office facilities.

                     -   Hotel and motel accommodations.

                     -   Service type industrial properties.

                     -   Multipurpose industrial properties.

                     - Single purpose and special purpose commercial and industrial facilities able to, through conversion and redevelopment, compete in the rental market.

                     The capitalization technique/income approach to be utilized shall be provided through mailing and collection of actual operating statements. With information from these statements, a set of net income guides shall be established. Should actual operating statements not be available, the Company shall develop and select the proper income guides for the property based on use, size, condition, age, and location.

                     The Company shall develop capitalization rates and/or select a proper rate based on similar criteria as mentioned above. The technique generally used is the processing of net income through the use of an overall rate obtained from the market that reflects the motivations of typical purchasers in the marketplace for this type of property and in its market area.

                     Correlation of the cost approach with the comparative sales approach based on the analysis of comparable sales incorporating adjustments for variable features applicable to types of properties for which a sufficient number of sales are available:

                     -  Vacant and unused land.

                     - Single purpose and special purpose industrial and commercial properties, which have more or less exhausted their economic usefulness for which they were created and, therefore, made available to the market for acquisition and redevelopment.

                     Cost approach incorporating the value of the land based upon selling prices and capital investments in comparable sites, plus the depreciated value of improvements based on replacement cost new and estimated remaining economic life applicable to those single purpose and special purpose commercial and industrial properties which have not exhausted their economic usefulness for which they were created and for which, because of their special economically inconvertible design, lack sufficient numbers of representative sales or economic rents required to justify an income or market data approach to value:

                     - Medium to heavy single purpose manufacturing and
                       processing facilities.

                     - Special purpose testing, manufacturing,
                       processing, and related administrative and service facilities.

                     - Fast food restaurants.

                     - Service stations.

                     - Subsidized multifamily residential properties.

                     - Funeral homes.

                  Note that in these instances, correlating the cost approach with the capitalization of estimated economic net income may be done, but does not really constitute a second approach to value in that the economic rent is predicated on the initial capital investment required rather than a product of the competitive action of investors.

                - Final Review - Commercial/Industrial Properties.  A
                  final review of each commercial and industrial property shall be made by Company appraisers upon completion of office computations. This review is to be made block-by-block to eliminate mechanical errors in computations which might have occurred and to ensure the accuracy and quality of the grading and the establishing of depreciation allowances.

                  In arriving at the final estimates of value, the Company shall use the cost, market (comparable sales), and income approaches on all properties appraised during this phase. At completion of the review phase, the cards shall be returned to the office for final value encoding to the computer.

          7. SUPPORT OF VALUES. The Company shall support, defend, and explain values at four (4) levels: informal discussions which shall be conducted by the Company, formal Board of

               Appeals hearings before the Board of Assessment Appeals, formal hearings before the Court of Common Pleas, and to any higher State court.

               - INFORMAL DISCUSSIONS. The Company shall notify each taxpayer of their new appraisal value upon completion of the project and shall give the taxpayer the opportunity to discuss their appraisal with Company personnel. The Company shall conduct informal discussions at up to five
                   (5) different locations to be provided by the County.
                   The Company shall provide adequate opportunity for the taxpayer to ask questions through use of a telephone bank and scheduled appointments. No value change shall occur at this informal discussion. The Company shall provide this informal support for fifty thousand (50,000) informal discussions at no additional cost to the Board.

                   All additional support requirements shall be conducted in accordance with the "Additional Appraisal Services Schedule" as listed below.

               - FORMAL APPEALS - BOARD OF PROPERTY ASSESSMENT. The Company shall also have appraisers available on-site for the Board of Property Assessment during Board hearings. The Company shall provide support for eight thousand (8,000) formal Board hearings at no additional cost to the County.

                   All additional support requirements shall be conducted in accordance with the "Additional Appraisal Services Schedule" as listed below.

               - ADDITIONAL APPRAISAL SERVICES SCHEDULE. The Company shall provide the following appraisal services as requested:

                   - Senior Appraiser                      $400.00 per diem

                   - Staff Appraiser                        350.00 per diem

                   - Data Entry Support                     160.00 per diem

                   - Clerical Support                       120.00 per diem

               - FORMAL HEARINGS - COURT OF COMMON PLEAS. The Company shall provide support for defense of values associated with Common Pleas hearings filed as a result of hearings held before the Board of Assessment Appeals. Company-provided support shall include, but not be limited to, the preparation of a written appraisal report utilizing the three (3) approaches to value, prepared by an appraiser qualified to render an expert opinion in the Court of Common Pleas of Pennsylvania, and the appraisers appearance and testimony in court.

                   Appraisal support at the court level in the preparation of defense and appearance before the court shall be on a basis of FIFTY DOLLARS ($50.00) per hour plus actual expenses.

          8.   TECHNOLOGY:

               - APPLICATIONS. In a broad sense, four (4) major components comprise the property-based applications:

                   - GIS (Geographic Information System). The automated mapping for the property data base with supplemental data from other applications.

                   - Computer-assisted Mass Appraisal (CAMA). The application that establishes the true land and improvement value. This data base is the residence for property characteristics, both objective and subject, used in the establishment and support of the true value. The CAMA system is the application of the valuation methodology using property characteristics, economic influences, and information gathered from the market.

                   - Assessment. Maintenance of the data base with ownership, legal description, parcel splits, parcel combinations, applying any value credit to the true parcel value, Act 77, notices, and assessment roles.

                   - Collections. The tax extensions, billing, and collections of property tax for County levies.

               - CAMA. The technology committed to and addressed in this Agreement is for CAMA only. GIS, assessment, and collections are referred to above and explicitly not included in this Agreement. System and system components included are:

                   -  CAMA application software.

                   -  System/networking software.

                   -  Hardware.

                   -  Installation.

                   -  Data base creation through:

                      - Conversion.

                      - Field Process.

                      - Maintenance.

                      - Application population.

                      - Valuation.

                   -  Appeals software.

                   -  Software/hardware support through December 31, 2000.

               - TECHNOLOGY DISCIPLINES. Technology base in a client/server using Pentium clients and a Digital Alpha server. Layer products include:

                   -  Digital Alpha NT Server - processor operating system.

                   -  Microsoft SQL Server - data base.

                   -  Visual FoxPro - OOP language.

                   -  Windows NT Workstation 95 - client operating system

               -   PRODUCT DESCRIPTION:

                   a. Sabre FoxPro (Sabre Market Data Analysis) 2000
                      Product Profile. This product description was originally for SMDA and has been updated to an extent to describe SMDA 2000. An updated product description is in process and would replace this describing the enhancement.

                      The version of SMDA 2000 proposed is written in Visual FoxPro with SQL Server and more improved functionality. The SMDA 2000 system is written in the Microsoft FoxPro Relational Data Base Language. The system has design features like a mouse and supports event-driven interface, user-defined tables and codes, and easy to create queries and reports, all modifiable by the support staff. Additionally, the FoxPro based SMDA 2000 system provides:

                      - Interactive processing and valuation.

                      - Separate residential and commercial data.

                      - Appraisal value reporting.

                      - Sales reporting.

                      - Statistical sales analysis.

                      - Unlimited sales history.

                      - Cost approach with table-driven cost and
                        depreciation schedules.

                      - Market valuation approach.

                      - Comparable sales.

                      - Income approach.

                      - Interactive sketch input.

                      - Data integrity and security with complete audit
                        tracking of changes.

                      - Instant updating and verification of data.

                      - Multiple access paths to data.

                      - On-line help.

                   b. SMDA 2000 System Detail.  The FoxPro SMDA 2000
                      system is a computerized appraisal software system capable of producing uniform and valid appraisals of residential, farm, commercial, and industrial property (land and improvements). The following are the major features and functions of the FoxPro SMDA 2000 system:

                      - Easy to use, event-driven data maintenance screens which support over 150 individual data elements.

                      - Comprehensive CAMA system providing value estimations of both residential and commercial type properties.

                      -  Support of the following approaches to value:

                         -  Residential:

                               Replacement cost approach.

                               Comparable sales (with dissimilarity function).

                               Multiple regression analysis.

                               Adaptive estimation procedure.

                         -  Commercial:

                               Replacement cost approach.

                               Comparable sales.

                               Multiple regression analysis.

                               Adaptive estimation procedure.

                               Income approach.

                    - Sketch maintenance of improved parcels in an on-line, interactive fashion, as well as the ability to print a solid line scaled sketch.

                    - Taxpayer information inquiry displays data typically requested by the property owner from the appraisal data base.

                    -    The following are highlighted functions of the system:

                    - Data entry, conversion, edits, and other similar applications as part of the on-line data entry and maintenance functions of the appraisal system.

                    - Inquiry capability on all parcel information for assessment administration and value estimates.

                    - The ability to create and maintain an independent sales data file for the purpose of sales listing, comparable sales selection/listing, and sales ratio study. Multiple sales for a parcel shall be maintained, as well as multiple years.

                    - The ability to load sketch information for improved parcels through an interactive application software package.

                    - The sketch application has many desirable characteristics, such as:

                         - Rapid data entry.

                         - Input and immediate display of sketch information.

                         - Deletion of incorrect entry.

                         - Position and definition of additions,
                           outbuildings, and identification of the major components indicating the square feet of each of the components.

                         - Simple command structure for data input.

                         - Dwelling description included for each component
                           of the sketch.

                         - Fast and efficient display of sketch providing for
                           immediate verification and edits.

                         - Automatically computes area calculations during
                           sketch entry.

                         - Capability of full maintenance of a stored sketch:

                              Deletion of entire sketch.

                              Deletion of any components.

                              Deletion of specific component descriptions.

                              Reentry of a component or component descriptor.

                              Ability to produce the sketch, component areas, and descriptors on a high-speed printer-automatic scaling takes advantage of the area available on the hard copy medium such as the appraisal review card for residential and commercial properties.

                    - The ability to calculate a replacement cost new and
                      replacement cost new less depreciation estimate of value for all improved properties.

                    - The ability to select and print or display comparable
                      sales for a subject property.

                    - The ability to print an appraisal review work card on
                      continuous form paper for each residential/agricultural and commercial/industrial property.

                    - The ability to create a predicted market value for
                      residential properties from all value indicators provided as part of the system - cost, market, and comparable sales.

                    - Comprehensive and detailed sales reports are generated
                      by both neighborhood and property type. This assists the reviewing appraiser by providing documentation for defense of values.

                    - The ability to calculate and print a sales ratio study
                      showing the common level of appraisal to sales prices and the degree of dispersion about that common level.

                    - The ability to print several types of final value
                      appraisal abstracts.

                    - The ability to print value impact analysis.

                    - The ability to provide taxpayer inquiry by ownership,
                      location, account number, and parcel identifier and to display property characteristics and valuation data.

                    - Provides parcel parent child relationship.

                    - Provides for expansion of other features that shall be
                      added in the future.

                    - User, technical documentation, and on-line help
                      screens.

                    - Direct access to parcel files via multiple keys such as
                      owner name, street address, account number, and parcel identifier.

                    - Ability to flag parcels to identify activity such as
                      building permits, incomplete construction, and other special conditions.

               c.   Property Valuation Processing:

                    - Annual Revaluation.  SMDA 2000 provides on-going annual
                      revaluation capabilities.

                    - "What If" Analysis.  SMDA 2000 has the ability to do
                      "what if" analysis.

                    - Value Override.  SMDA 2000 permits value override for
                      any supported valuation methodology.

                    - Valuation Using the Cost Approach:

                      - SMDA 2000 includes data management of cost valuation components for commercial, industrial, and residential properties. It produces a cost valuation document showing the cost calculations on each property, the appraiser's adjustments, and final value determination. The module accesses a maintainable table of replacement cost rates, associated factors, and depreciation schedules which are keyed to a structure code and support interpolation between cost tables. It provides for correlation of the cost approach with the market approach through the use of economic condition factors, as well as standard depreciation for age, condition, and functional obsolescence. This approach may be executed individually or in a batch mode.

                      - The cost estimates are integrated with the market approach module to develop reports to study depreciation schedules, land rate schedules, neighborhood factors, date of sale adjustment, and certain cost adjustment factors.

                      - The cost approach module computes value estimates based on standard appraisal methodology (acceptable to the International Association of Assessing Officers) with documentation for non-automated value computations and defense of values.

                      - The residential cost approach module uses a standard set of cost tables. Base rates per square foot are based on use/class code, quality, number of stories, etc. The component costs are easily understood in terms of cost and depreciation. The Company shall initially install a copy of its current cost table.

                      - The commercial cost module incorporates the Marshall & Swift valuation engine using an export and import utility provided by the Company.

                      - SMDA 2000 provides on-line update of the data management file with cost estimates. This includes the capability, in the years following the revaluation, of pricing any additions or new outbuildings through the cost approach.

                      - SMDA 2000 is adaptable to time and location indications, as well as neighborhood adjustment tables. The depreciation tables are developed on a neighborhood basis using comparable sales and observed condition methods.

                      - SMDA 2000 permits cost schedule additions without program modifications. SMDA 2000 allows the addition of new codes by updating cost schedules and data management tables.

                    -  Valuation Using the Market Approach:

                      - The market approach module appraises individual properties and can be used as a mass appraisal tool. Weights, percentages, assigned dollar amounts, and selection criteria are user-definable. The Company shall assign typical weights, etc., at the time of installation. This valuation pricing may be executed individually or in a batch mode.

                      - SMDA 2000 is able to produce comparable sales reports for viewing on-line and via hard copy.

                    -  Valuation Using the Income Approach:

                      - The income approach supports the mass appraisal of commercial, industrial, and multifamily properties, as well as individual properties.

                      - SMDA 2000 provides for capitalization of income properties. It provides the rate extraction, maintenance of income and expense data, units of comparison analysis, and the separate treatment of excess land in the income approach.

                   - Valuation of Land. The land valuation module includes all classes of properties. SMDA 2000 has the capability to value a single parcel with multiple land types and zoning types. SMDA 2000 provides land tables for residential, commercial, industrial, multifamily, and agricultural land using units of comparison found in acceptable appraisal practice (i.e., square foot, front foot, depth factors, etc.), size adjustments, other factors that influence values, site value, and multiple values per parcel. Pricing of land may be executed individually or in a batch mode.

               d.   File Requirements:

                    - System Design.  SMDA 2000 minimizes data redundancy and
                      provides efficient and accurate data retrieval.

                    - Field Modification.  User-defined fields are modifiable
                      by the user. SMDA 2000 has the capability to specify numerical, character, and logical field types.

                    - Table-driven.  Field definitions are table-driven.  If
                      descriptions are changed, these changes are reflected automatically on all screens and documents.

                    - Sales File.  SMDA 2000 supports a separate sales file
                      that, in addition to sales data, maintains a summary of a property's characteristics (land and building) at time of sale. The sales file identifies ownership information at time of transfer, assessment data, deed book and page, transferee, and purchase price for the property.

               e.   Data Elements Requirements:

                    - User-defined Fields.  User-defined fields are available
                      within the fields, and the system provides space for twenty (20) user-defined data elements.

                    - Notes.  SMDA 2000 accommodates storage of public and
                      confidential notes on a parcel by parcel basis.

                    - Image Technology.  SMDA 2000 has the ability to store
                      and display photo images of all buildings.

                    - Multiple Buildings.  SMDA 2000 accounts for multiple
                      buildings with multiple classes of improvements on one parcel. Values are shown and summarized for each building. All partial assessed values are indicated.

                    - Multiple Land Types.  SMDA 2000 accommodates multiple
                      zoning and land types for the same parcel.

                    - Sketch.  SMDA 2000 has a building sketch module that
                      stores a sketch of all buildings and improvements. It is capable of executing arcs and angles. It also displays labels and section descriptions. Area and type download into the valuation module automatically.

               f.   Data Access, Update, and Entry:

                    - Update of Multiple Files.  Data entered in all screens
                      is automatically updated in all appropriate files.

                    - Multi-user.  SMDA 2000 is available to multiple users
                      for concurrent operation of the system. SMDA 2000 has built-in file and record locking capability to prevent simultaneous updating of records.

                    - Copy Function.  SMDA 2000 has the ability to copy
                      portions of the data base.

                    - Sketch.  SMDA 2000 provides a state-of-the-art method
                      for the data entry of sketch dimensions directly from a data entry form. An on-line and computer-printed sketch of all structures, edited to ensure perimeter closure, with automatic area computations written back to data records, is generated with dimensions and label coding.

                    - Edits and Cross Edits, Batch and On-line.  All data
                      entered into SMDA 2000 is validated by the system using user-defined criteria. This includes class of data, required elements, relationship of elements, and specific contents where defined. Critical errors are updated to the file.

                    - Paging Through Data.  SMDA 2000 allows users to page
                      forward and backward between different parcels and cards.

                    - Security.  SMDA 2000 functions, such as inquire,
                      update, add, and delete, are controlled by a user identification code, password, and terminal address. Screen, field, and button level security is provided.

                    - Transfer of Data.  SMDA 2000 has the capability to
                      extract, download, and upload data. This capability includes all or part of the SMDA 2000 data and permits data transfer of other platforms. This information is linked by a parcel identification number and an account number.

                    - Mass Update Capability.  The user has the ability to
                      mass update many fields.

               g.   Reporting:

                    - Ratio Reports.  SMDA 2000 is capable of producing
                      before and after assessment/sales ratio studies, to IAAO standards, and is available on demand. The program calculates mean and median ratios, price-related differentials, and the coefficient of dispersion.

                    - SMDA 2000 allows studies geographically by different
                      land uses, class codes, property type within subdivision, etc.

                    - Report Writing Capabilities.  SMDA 2000 permits users
                      to select data elements from the entire data base and report writing programs are able to do basic computations such as add, subtract, multiply, divide, and allow for multiple comparison types, including combinations of "and/or" logic.

                    - Audit Reports.  SMDA 2000 provides audit trail listings
                      and totals showing the before and after status of the data. Audit trail listings allow selection by person responsible and date of maintenance.

                  - HARDWARE.  The Company shall provide the necessary Board owned hardware as specified herein to conduct the revaluation. With location undetermined, the installation tasks included are limited to a location in a non-County building. Should this equipment be required to be located in a County building, all network and power requirements shall be a County responsibility. The Company shall deliver the hardware to the Board at the conclusion of the project.

             -      Phase 1 Computer:

                    - One (1) Server 400 (166 MHz), 96 MB Memory, 5.2 GB Disk
                      Storage

                    - One (1) 15" Color Console Monitor

                    - One (1)8 GB SCSI Tape Drive

                    - Fifty (50) 8 GB Tapes

                    - One (1) 24 User Operating System License

                    - One (1) Network Cluster License

                    - Phase 2 Computer:

                    - One (1) 2100a Computer (275 MHz), 640 MB Memory, 30 GB
                      Disk Storage.

                    - One (1) 15" Color Console Monitor

                    - One (1) 40 GB SCSI Tabletop Tape Cartridge Backup

                    - Thirty-five (35) Tape Cartridges

                    - One (1) 9-track SCSI Tape Drive

                    - One (1) Unlimited Operating System User License With
                      On-line Documentation.

                    - One (1) Network Cluster and Full Function Option

                -    Peripheral Equipment:

                    - Forty (40) 17" Color View Station Package

                    - One (1) PrintServer 17 600 DPI, 17 PPM Duplex Laser
                      Printer

                    - One (1) PrintServer 32 600 DPI, 32 PPM Duplex Laser
                      Printer

                    - Two (2) DEClaser 3500 600 DPI, 12 PPM Laser Printer

                    - One (1) Line Printer 1200 1 PPM Text/Graphic

                    - One (1) 19.2 KBS Modem

                    - Two (2) Color Laser Printers

                    - One (1) Diskeeper (Disk Organizer)

                    - One (1) Public Print Module Fax Board With Software
                      (Four Modems)

                    - One (1) HP 5si Duplex Laser Printer

                    - One (1) Document View and Scan Station

     9. TRAINING. The Company intends to utilize formal classroom training, informal on-the-job training, or a combination of both techniques on the project. Training shall be conducted in accordance with the approved training manual, which is Exhibit B of the Submission. The success of this project is contingent on the successful training of local personnel to perform many of the required tasks. To this end, Company personnel experienced in these types of training shall provide required expertise to the project. Training shall cover two (2) separate functions:

                - APPRAISAL RELATED TASKS, including such activities as data collection of residential, agricultural, and commercial property types. Several formal schools shall be provided over the course of the project to train appraisal personnel. It is suggested that Board personnel attend these courses in addition to specific courses designed for Board staff. Most classes are designed with both classroom and field exposure.

                -   SYSTEMS TASKS.

          Included in the Company's approach is formal classroom and field training to be held specifically for revaluation personnel. The Company anticipates the following breakdown of formal schooling:

                -   Residential/Agricultural Data Collection          40 Hours

                -   Commercial/Industrial Data Collection             40 Hours

                -   Residential/Agricultural Valuation                40 Hours

                -   Commercial/Industrial Valuation                   40 Hours

                -   Clerical and Data Entry                           40 Hours

          The Company shall train the Board's office and field staff during the last year (2000) of the project. The training shall utilize both classroom and field training procedures and techniques.

     10. QUALITY CONTROL PLAN. To maintain public support for the property revaluation project, the Board must be able to demonstrate to property owners that the project is being conducted in a highly professional manner. The Company shall implement the following quality control procedures during the project.

               - The Company shall develop a detailed quality control plan for approval by the Board. This plan shall include, but not be limited to:

               - The Company, using its own supervisory staff, shall recollect the data for twenty-five (25) of the first one hundred (100) residential parcels collected by each new data collector within ten (10) days of the date of initial inspection.

               - In addition, the Company shall recollect ten (10) of the first fifty (50) parcels in each of the vacant land, farm, commercial, industrial, and apartment categories collected by each new data collector within ten (10) days of the date of inspection.

               - In all cases where an individual or group of data collectors is collecting data erroneously due to lack of skills, the collector(s) shall be recalled for intensified retraining or termination. The work of those collectors who have been retrained shall be collected at a frequency of two (2) out of every five (5) parcels for the next twenty-five (25) parcels within five (5) days of initial inspection. Continued failure to collect data properly after retraining shall constitute cause for dismissal of the data collector. In all cases where the reason for collection differences are based on failure of a data collector to carry out the assigned duties, that data collector shall be promptly terminated.

               - At any time and as frequently as deemed necessary by the Board, the Board shall have the option to investigate the quality of the Company's data collection effort by drawing a randomly selected sample of data collection cards and completing their own field checks.

            - Objective data which shall include qualitative, rank and categorical factors, and percentage adjustments shall meet the following conditions:

               - No single, objective property characteristic field item on the data collection card shall contain inaccurate or incomplete data on more than ten percent (10%) of the parcels in the sample.

               - No more than ten percent (10%) of all measurements required for area calculations of improvements on the data collection cards in the sample shall be missing or in error by more than one (1) foot of the actual dimensions.

               - No more than twenty-five (25%) of all parcels in the sample shall contain errors in objective data fields on the data collection documents which shall result in more than a one percent (1%) difference in the total replacement cost new calculation for the improvements affixed thereto.

            - Subjective data which shall include qualitative, rank and categorical factors, and percentage adjustments shall meet the following conditions:

               - No single property characteristic field item on the data collection card shall contain incomplete data on more than ten percent (10%) of the parcels in the sample.

               - No more than twenty-five percent (25%) of the parcels in the sample shall deviate in the calculation of replacement cost new less depreciation by more than five percent (5%) when no supporting documentation is provided or referenced on the data collection card to indicate the reason for departure from typical schedules, tables, specifications, examples, and guidelines in the application of qualitative rank, categorical factors, or percentage adjustments.

            - Upon failure of the selected sample to meet any of the conditions, the Company shall immediately initiate the following procedural steps to correct the unsatisfactory quality of the data:

               - All regular field work activities shall be immediately halted and shall not resume until the Company completes retraining of all data collectors responsible for errors.

               - The Company shall have one (1) week to complete the retraining and certify to the Board that the quality standards set can be met.

             - The Company shall maintain a high degree of accuracy in the data entry phase of the program. All fields are expected to be virtually one hundred percent (100%) accurate. The data entry operator shall not assign or enter arbitrary codes for missing field data or adjust more than two (2) wall measurements on any building sketch by more than one (1) foot in order to obtain proper vector closure. All data collection cards which contain missing field data or measurements which can not be made to close with a single one (1) foot wall adjustment shall be returned to the appraisal staff for field verification and correction.

             - The Company shall also select and review, on a field by field basis, the first twenty-five (25) parcels of improved property data entered to check the quality of each new data entry operator's work within five (5) days of initial data entry. An overall error rate above two percent (2%) shall not be considered acceptable.

             - In all cases where an individual or group of data entry operators is entering data erroneously due to lack of skills, the operator(s) shall receive retraining or be terminated. The work of those data entry operators who have been retrained shall have their work rechecked at the frequency of one (1) out of every five (5) parcels for the next twenty-five (25) parcels. Continued failure to enter data properly after retraining shall constitute cause for dismissal of the data entry operator. In all cases where the reason for data collection differences are based on the failure of a data entry operator to carry out the assigned duties, that data entry operator shall be promptly terminated.

             - Prior to the start of the residential and income model building phases and final review, all errors resulting from data entry and program batch edits shall be completely resolved.

PROPERTY REVALUATION AGREEMENT - ALLEGHENY COUNTY, PENNSYLVANIA
                                                             MANATRON, INC.



                  RESIDENTIAL LISTER QUALITY CONTROL FORM

Lister ____________________ Checker ____________ Date ________ Score_______
Client __________ Personal ID ______ Routing No. ____ Card No. ____ of ____ Property Class ___________ Date Listed _______ Field Supervisor ___________

                                   UNSATISFACTORY - NO - UNACCEPTABLE

                                   SATISFACTORY - YES - ACCEPTABLE

PART I - Obtained from Property Contact

1.   Did the lister identify himself/herself?______________________ ___ ___
2. How would you describe the lister's general personal appearance?___________________________________________________ ___ ___
3.   Was the lister courteous ___  respectful ___ considerate?_____ ___ ___
4. What kind of inspection did the lister make? None ____ Partial ____ Thorough _____________________________________________________ ___ ___
5.   Did the lister request all applicable:  Costs ____   Sales ____
     Remodeling ____ data?_________________________________________ ___ ___


PART II - Obtained from Property Record Card

       FIELD NO.                LISTED                   ACTUAL
---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

PART III - Supplementary Data

1. Average Daily Production During the Period When This Property Was Listed _______________________________________________________________
2. Type of Listing: Relatively ... Easy ____ Average ____ Difficult ____ Expected Production __________________________________________________


PART IV - Remarks: (if additional space is needed, use other side)
___________________________________________________________________________

___________________________________________________________________________

             QUALITY CONTROL CRITERIA FOR RESIDENTIAL PARCELS

PRC ________________________________________

___________________________________________________________________________
      FIELD         DESCRIPTION                          POINTS      SCORE
___________________________________________________________________________

        1         CARD NUMBER                               1       _______
        2         REMARKS                                   2       _______
        3         SIGNATURE                                 2       _______
        4         WATER TYPE                                1       _______
        5         SEWER/SEPTIC                              1       _______
        6         ROAD TYPE                                 1       _______
        7         STORY HEIGHT                              3       _______
        8         STYLE                                     2       _______
        9         BASEMENT                                  2       _______
       10         CONSTRUCTION                              2       _______
       11         EXTERIOR WALLS                            1       _______
       12         FIREPLACE                                 2       _______
       13         ROOFING                                   1       _______
       14         ROOF TYPE                                 1       _______
       15         FLOORS                                    1       _______
       16         HEATING                                   2       _______
       17         CONDITION                                 1       _______
       18         LAYOUT                                    1       _______
       19         PLUMBING                                  2       _______
       20         ATTIC                                     2       _______
       21         ROOMS                                     1       _______
       22         REMODELING                                2       _______
       23         MASONRY TRIM                              1       _______
       24         FINISHED BSMT (TYPE AND SIZE +/- 10%)     2       _______
       25         BASEMENT GARAGE                           2       _______
       26         UNFIN. AREA % +/- 10%)                    1       _______
       27         OCCUPANCY (DWG)                           2       _______
       28         DWG YEAR BUILT                            1       _______
       29         PERCENT COMPLETE (N/C ONLY +/- 10%)       1       _______
       30         DWG MEAS. BY AREA +/- 10%                 3       _______
       31         SKETCH LABELING                           2       _______
       32         OBY: SIZE, AGE, GRADE, COND. (each)       1       _______

A total score of 4 or less is considered to be an acceptable score for that parcel.

 II.  COMPANY RESPONSIBILITIES

      The Company's responsibilities for the property revaluation program in Allegheny County are consistent with the duties expressed throughout this Agreement.

     A.   STAFFING

          The Company shall provide all staffing and supplies required to create the data base, implement systems related to the appraisal process, and affect a full revaluation. The Company also shall provide staffing for the support of value phases.

          The Company agrees to use reasonable efforts to incorporate SEIU members into the Revaluation project to the extent agreed upon, if at all, by the County and SEIU. It is agreed, however, that under no circumstances will the Company be required to employ SEIU members. This Agreement will be modified accordingly, including but not limited to crediting the contract amount for the substitution of County employees for Company employees, to reflect any involvement by the SEIU.

     B.   FORMS

          The Company shall provide the forms design required, such as internal record keeping, property record cards, other taxpayer mailers, subject to Board approval. The Company shall also coordinate forms purchasing and control the timing of delivery of all forms specified.

          Should the Company pay for the printing of any forms used in connection with the revaluation, such as property record cards, taxpayer notification forms, door hangers, and brochures, the cost associated with any forms shall be charged back to the County as an expense at the Company's cost.

     C.   INSURANCE

          The Company shall provide insurance coverage as specified in
          Section IV, Item G, of this Agreement.

     D.   POSTAGE

          During the program there shall be a need for mailings of various types in addition to the notification of taxpayers at project completion. These amounts are fairly quantifiable and would be expended with Board permission in the case of large mailings. The Company shall charge the County the cost of postage as an expense item at the Company's cost.

     E.   PARCEL RECONCILIATION

          The Company shall work with the Board staff to reconcile the Company's CAMA system with the Allegheny County real estate land file and the existing maps. The reconciliation shall be completed prior to the mailing of tentative value notices to ensure that all parcels have been valued. The Company shall notify the Board of discrepancies, which are found, and the Board shall research and provide the Company with resolution. Any such discrepancies discovered currently not on the assessment roll shall be immediately reported to the Board within ten (10) working days of discovery.


III. BOARD AND COUNTY RESPONSIBILITIES

     A.   OFFICE SPACE, FURNISHINGS, EQUIPMENT, MAINTENANCE, UTILITIES
          EXPENSES

          The County shall provide adequate office space, furnishings, equipment, maintenance, and utilities for the revaluation project. In the event the County can not provide some of the services or items listed above in a timely, cost effective manner, the Company shall be authorized to make such arrangements as are necessary to procure the services or items needed. The Company shall provide the County with written justification for the lease/purchase and, if no question is raised by the County within five (5) working days, the Company shall be automatically granted authorization to take action. All charges to County for any of the items listed above shall be at actual cost. Any leased/purchased as a result of this clause shall become the property of the County at the conclusion of the revaluation.

     B.   TAX MAPS

          For the routing of cards and geographical organization of the project, the Board would need to provide up to three (3) sets of tax maps for use by the Company.

     C.   FORMS

          The County shall provide all forms and paper required to perform the revaluation. The forms shall be designed by the Company and shall include, but not necessarily be limited to, the following:

          1.   Property Record Cards (PRC):

               a.   Property Record Source Document (PRSD).

               b.   Appraisal Worksheet (AWS).

               c.   Final PRC.

          2.   Doorhangers (data collection).

          3.   Notice to Taxpayers (preliminary).

          4.   Brochures.

          5.   Data Mailers.

          6.   Income/Expense Mailers.

          Invoicing of all forms shall be directed to the County for payment.

     D.   COMPUTER SERVICES

          The Company shall require the use of existing County hardware as the revaluation program is initiated. Eventually the Company-installed computer would assume the bulk of the load on the revaluation, as well as the day-to-day assessment activities. In the event that the Company can obtain specific equipment at lower price than the County, all such costs shall be reimbursable under this Agreement.

     E.   EXISTING FILES/RECORDS

          The Company anticipates utilizing existing data base information, to the extent possible, in order to maximize any previous efforts made over the years. This information shall then be corrected and enhanced by the Company.

     F.   ABATEMENT/EXEMPTION

          The Board shall supply the Company with information regarding properties, which have tax abatements, exemptions, and partial exemptions. The information shall include, at a minimum, the portion of the parcel, which is abated/exempted and the starting and ending dates of the abatement/exemption.

     G.   SALES INFORMATION

          The Board shall continuously provide current valid, qualified sales information to the Company with respect to transfers of parcels occurring from January 1, 1996 through December 31, 1999. The information shall be provided on a weekly or monthly basis on a mutually agreed upon format.

     H.   CURRENT INFORMATION

          The Board shall provide the Company any necessary corrections to the information provided under the sections titled "Tax Maps" and "Sales Information".

     I.   SPLITS AND COMBINATIONS

          The Board shall process splits and combinations and forward written change notices of these to the Company for valuation purposes. The last of such change notices shall be delivered to the Company by December 31, 2000. The Company shall execute a September 1, 2000, cut-off of new construction.

     J.   TAX ADMINISTRATION FILES

          The Board shall allow the Company access to the County's tax accounting file throughout the revaluation project.


IV.  GENERAL PROVISIONS

     A.   COMPENSATION AND TERMS

          In consideration of the performance of such services as set forth above in connection with the appraisal and revaluation of property as outlined in this Agreement, the Company shall receive a fee in the amount of TWENTY-THREE MILLION, NINE HUNDRED FIFTY THOUSAND DOLLARS ($23,950,000) plus other fees and costs not to exceed THIRTY MILLION DOLLARS ($30,000,000). Payment of such sum to the Company shall be made in accordance with a schedule agreed to by the County and the Company.

          The Board shall have the right to approve with the Company its billing report of progress. Once approved, the Board shall submit the billing to the County for payment.

          The parties acknowledge that they have entered into a contract entitled "Assessment Administration Agreement" (hereinafter "Management Property Contract") wherein the Company is responsible for providing consultation and day to day supervision of the Assessment Department to the extent defined therein. The parties anticipate situations where services performed under the Management Contract will overlap with services in this Agreement. The Company agrees to attempt to identify such overlap and provide a credit to the County to the extent that overlap exists. The credit will be made at the Company's actual cost, not including profit and overhead. All credits to the County will be applied by the County towards other costs related to this Agreement which are not specifically accounted for in the Revaluation Fee.

     B.   TERMINATION OF CONTRACT

          1. For any reason or for no reason, the Board shall have the right, upon notice to the Company, to terminate this Agreement and, upon such termination, the sole and exclusive liability of the Board shall be against delivery to the Board of all books, records, and other material of the Company with respect to this Agreement and the services rendered and to be rendered to the Board with respect hereto. The County shall pay to the Company, on a pro rata basis, the fees earned to the date of termination and any payment then due and owing to the Company.

          2. For any reason or for no reason, the County shall have the right, upon notice to the Company, to terminate this Agreement and, upon such termination the sole and exclusive liability of the County shall be against delivery to the County of all books, records, and other material of the Company with respect to this Agreement and the services rendered and to be rendered to the County with respect hereto, to pay to the Company, on a pro rata basis, the fees earned to the date of termination and any payment then due and owing to the Company.

     C. The Company does hereby represent and warrant that all of its services with respect thereto and activities with respect to the Board have been and shall be in accordance, in all respects, with applicable law, rule, and regulation, including, but not limited to, compliance with all Federal, State, or local statutes, laws, or regulations, including, but not limited to, all health, labor, environmental, employment, antidiscrimination, safety, pollution, zoning, and building laws and ordinances.

     D. The Company covenants to provide to the Board, at any time and from time to time, such financial information with respect to the Company as the Board may, from time to time, request and to make

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
          available to authorized representatives of the Board such officers of the Company as the Board may desire in order that the Board may make such inquiries with respect thereto as the board may determine to be necessary and appropriate. If any of such information is non-public, it shall be held in confidence, subject to applicable law, by the Board.

     E. The Company does hereby represent and warrant that it has not, directly or indirectly, made any illegal payment or contribution in connection with the actual or prospective execution and delivery of this Agreement and shall not make any such payment within the term of this Agreement.

     F. The Company does hereby represent and warrant that, to the best of its knowledge, no employee or appointee of the Board has or has had within the past six (6) months an ownership interest, directly or indirectly, in the Company or in any entity which furnishes or sells or desires to furnish or sell products or services to the Company.

     G. Each of the parties hereto does hereby agree to indemnify, defend, and hold harmless the other from and against any and all loss, cost, damage, or expense arising out of:

          1. The actions or omissions of the indemnifying party or its agents.

          2. A violation of this Agreement by the indemnifying party provided, however, that notwithstanding anything to the contrary contained herein, the aggregate liability of the Board shall not exceed those sums which would have been paid to the Company by the Board in the event that the Company had fully, timely, and competently complied with the terms of this Agreement.

          Notwithstanding anything to the contrary contained herein, the Company agrees to indemnify, defend, and hold harmless the Board and each of its officers, directors, agents, employees, or representatives from and against any and all loss, cost, damage, or expense from all claims, demands, payments, suits, actions, recoveries, and judgments of every kind and description brought or recovered against it by reason of any act or omission of the Company, its agents, or employees in the execution of this Agreement. The Company's liability in this regard may not exceed $2,000,000. As a condition precedent to any right of indemnification hereunder, the party seeking such indemnity shall promptly notify the party from whom indemnity is sought of the facts and circumstances thereof, permit the indemnifying party to

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
          control the defense and resolution thereof, cooperate with the indemnifying party with respect to such defense and execute and deliver such contracts, agreements, and/or releases as the indemnifying party may deem appropriate under the circumstances.

          In the event that a third party asserts any claim, demand, or notice against a party to this Agreement that may result in a loss, cost, damage, or expense for which such party intends to assert a right of indemnification under this Agreement, the party seeking such indemnity shall promptly notify the other party stating, in writing to the extent known, the nature, circumstances, and amount of the third party claim; provide, however, that any failure by any party to provide such notice shall not relieve the other party from liability under this Agreement except to the extent that such failure to notify results in the loss by the other party of a material defense to or a material right in connection with, such third part claim.

          Should a party from whom indemnification is sought fail to so defend, indemnify, or hold harmless the party seeking indemnification and should the party from whom indemnification is sought ultimately be found to be in violation of this Agreement, the party so declining to defend, indemnify, or hold harmless shall be liable to the party who sought such indemnity, which shall be authorized to resolve any such claims as best it may determine in an amount equal to the product of any and all loss, cost, damage, or expense incurred or paid by the party who sought indemnification, including, but not limited to, fees, costs, and expenses of counsel with respect to both the investigation and defense of such action or actions.

     H. The Company shall provide and maintain comprehensive general liability insurance, including contractual liability insurance, with limits of no less than $1,000,000 for all damages because of bodily injury sustained as a result of any one occurrence and limits of $1,000,000 for all damages or property damage sustained by each person as a result of any one occurrence and $1,000,000 for all damages sustained as a result of any one occurrence or a limit of $1,000,000 combined single limit; all deductibles under any and all insurance provided for herein shall be the sole and exclusive responsibility of the Company, automobile liability insurance with limits of not less than $1,000,000 for all damages because of bodily injury sustained by each person as a result of any occurrence and $1,000,000 for damages based on bodily injury sustained by two or more persons as a result of any one occurrence and limits of $1,000,000 for all damages because of property damaged sustained as a result of any one occurrence of $1,000,000 combined single limit and public liability and worker's compensation insurance.
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
          Such insurance shall be provided by reputable insurers licensed to conduct business in the Commonwealth of Pennsylvania, and a binder specifying such insurance coverage shall be delivered to the Board simultaneous with the execution and delivery of this Agreement, and said binder shall provide that the insurance provided therein shall not be amended, terminated, or permitted to expire, for any reason, other than upon not less than sixty
          (60) days prior written notice to the Board, and the County shall be a named insured with respect to all such insurance.


     I. The relationship between the Board and the Company shall be that of an independent contractor, and no principal-agent or employer-employee relationship is created by the terms of this Agreement.

     J. The representations and warranties of the parties contained herein or any schedule, exhibit, document, statement, certification, or other instrument referred to herein or delivered in connection with the transaction contemplated hereby, survive the termination or expiration of this Agreement.

     K. Other than with respect to the indemnity, insurance, and payment provisions hereof, the Company shall not be deemed to be in breach or responsible for delays or failures in performance resulting from acts of God, acts of war or civil disturbance, epidemics, fires, earthquakes, or other natural causes. The Company shall immediately advise the Board of the occurrence of any event of force majeure, promptly use all efforts in order to minimize the extent or duration thereof, timely advise the Board with respect to all of such efforts, and seek to minimize, in all ways, the extent, duration, and impact of any event of force nature.

     L. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules.

     M. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supercedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties and there are no warranties, representations, or other agreements, expressed or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in a document delivered pursuant hereto. To the fullest extent permitted by applicable law, unless otherwise expressly provided herein, no supplement, modification, waiver, or

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
         termination of this Agreement shall be binding unless executed, in writing, by the parties to be bound hereby.

          No waiver of any provision of this Agreement shall be deemed or constitute a waiver of any other provision hereof (whether or not similar) nor shall such a waiver constitute a continuing waiver unless otherwise expressly provided.

     N. All notices, consent, requests, reports, demands, or other communications hereunder shall be in writing and shall be delivered personally, by registered or certified mail, in each case marked "personal and confidential - to be opened by addressee only".

          If to the Board:

               Chairman, Division of Property Assessment, Appeals,
                   Review and Registry
               Third Floor
               County Office Building
               542 Forbes Avenue
               Pittsburgh, Pennsylvania 15219

          With a copy to each of:

               Director, Department of Budget and Finance
               225 Allegheny County Court House
               436 Grant Street
               Pittsburgh, Pennsylvania 15219

          If to the Company:

               Melvin J. Trumble
               Sabre Systems and Service
               9111 Springboro Pike
               Miamisburg, Ohio 45342

          or to such other addressee or persons as the addressee party shall have last designated by written notice to the other party. Notice given by registered or certified mail or by telegram shall be deemed to have been given when deposited in the mail or with the telegraph company with postage or other charges prepaid. All other notices shall be deemed to have been given when received.

     O. The Company agrees that this Agreement is not assignable, in whole or in part, by the Company, may not be hypothecated or used as collateral by the Company, and that all services to be rendered by the Company hereunder and all items to be delivered by the Company hereunder shall be rendered or delivered, as the case may be, solely and exclusively to the Board. All documents shall be transmitted in a secure and confidential fashion and shall be conspicuously marked "personal and confidential - to be opened by addressee only".

     P. This Agreement may be executed in as many counterparts as may be deemed necessary and convenience and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

     Q. The Company shall hold in confidence and Shall not disclose, in whole or in part, either the existence or the terms or provisions of this Agreement, unless and to the extent, required in the written opinion of independent counsel to the Company in accordance with applicable law. Any such disclosure shall be made upon the latest date possible and to the most minimum extent practicable.

     R. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provision of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

     S. Any personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine, or neuter gender, and the singular shall include the plural, and visa versa, whenever and as often as it may be appropriate.

     T. The parties hereby agree that any legal action or proceeding brought by any party hereunder or with respect to any document or instrument delivered in connection herewith may be brought in the Courts of the Commonwealth of Pennsylvania or the United States of America for the Western District of Pennsylvania, as the plaintiff in such action or proceeding may elect and by execution and delivery hereof, each party submits to each such jurisdiction and agrees that any summons or other proceeding against any party may be served by registered mail addressed to said party conforming to Section IV, N hereof.

     U. The Company, at the request of the County, shall comply with the objectives of the County's policies on recruitment, hiring, and patronizing vendors who are minorities or women. The Company shall meet with the MBE/WBE Director in order to get referrals to minority and women owned contractors and to recruit minority and women employees. The County's target for MBE/WBE participation shall be twenty-five percent (25%). The projected target shall not be interpreted as binding upon the Company. The Company shall retain the right to uniformly test, train, and evaluate the work of its employees.

     V. The Company agrees that it shall maintain full and accurate records, books, documents, and other evidence pertaining to costs and expenses in such detail as shall properly reflect all costs of labor, materials, equipment, supplies, services, and other costs and expenses of whatever nature which are paid for, in whole or in part, by payments by the Board and the County under this Agreement. The Company shall maintain such records, books, documents, and other evidence in accordance with generally accepted accounting principles.

          The Company shall provide access to such records, books, documents, and other evidence pertaining to costs and expenses under this Agreement to the Chairman of the Board and/or the County's Controller and/or County Manager upon receipt of reasonable written or oral notice.

          Within one hundred twenty (120) days of the end of its applicable fiscal year, the Company shall have performed, at its own expense, and audit of its operations by a certified public accountant. Copies of the audit shall be provided to the Chairman of the Board, the County's Controller, and the County Manager.

          The Company agrees that the County's Controller shall have the right to perform its own independent audit of expenses under this Agreement in accordance with Section 4.02 below.

     W. The Company covenants to provide to the Board or to the County, at any time and from time to time, such financial information with respect to the Company as the Board or the County may request and to make available to authorized representatives of the Board or the County such officers of the Company as the Board or the County may desire in order that the Board or the County may make such inquiries with respect thereto as the Board or the County may determine to be necessary and appropriate. If any such information is non-public, it shall be held in confidence, subject to applicable law, by the Board or the County.

     X. The County shall have the right to sample the work of the Company for purposes of quality control independently of any quality control efforts of the Board. The County shall make the results of any such quality control studies available to the Board.

IN WITNESS WHEREOF, the Board, Company, and County have executed this Agreement on the day and year first written above.


                                   ALLEGHENY COUNTY BOARD OF
                                   ASSESSMENT, APPEALS, REVIEW
     WITNESS                       AND REGISTRY (P.A.A.R.R.)



/S/ANGELA WRIGHT                    /S/RICHARD P. ODATO
                                         Richard P. Odato
                                             Chairman

/S/ANGELA WRIGHT                   /S/MICHAEL J. SULEY
                                         Michael J. Suley
                                          Vice Chairman

/S/ANGELA WRIGHT                   /S/MICHAEL J. KAUFMAN
                                         Michael J. Kaufman
                                              Member

___________________________        ________________________________________
                                         Kenneth R. Behrend
                                              Member

/S/ANGELA WRIGHT                   /S/LOUIS J. SPARRERO
                                         Louis J. Sparvero
                                              Member

/S/ANGELA WRIGHT                   /S/ROSE HOWARD-LIPTAK
                                         Rose Howard-Liptak
                                              Member


/S/ANGELA WRIGHT                   /S/JOHN R. PURCELL
                                         John R. Purcell
                                             Member

                                   /S/_____________________________________
                                            Solicitor

                                   ALLEGHENY COUNTY, PENNSYLVANIA


                                   /S/BOB CRAMER
                                         Bob Cranmer
                                          Chairman


                                   ________________________________________
                                         Larry Dunn
                                        Commissioner


                                   /S/MIKE DAWIDA
                                         Mike Dawida
                                         Commissioner

     ATTEST:


/S/________________________
         Chief Clerk


APPROVED AS TO FORM:


/S/________________________
      County Solicitor






     WITNESS                         MANATRON, INC.


/S/________________________        /S/_____________________________________
                                           Authorized Representative









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